EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm



The Board of Directors
PAR Technology Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-119828, 33-04968, 33-39784, 33-58110, 33-63095 and 333-137647) on Form S-8
and the registration statement (No. 333-102197) on Form S-3 of PAR Technology Corporation of our report dated March 16, 2009, with respect to the consolidated balance sheets of PAR Technology Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of PAR Technology Corporation.


KPMG LLP

Syracuse, New York
March 16, 2009